Exhibit 99.1

BOYD GAMING REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

– Borgata Continues Strong Performance –

LAS VEGAS, NV – February 4, 2004 – Boyd Gaming Corporation (NYSE:BYD) today reported its financial results for the fourth quarter 2003. The Company reported adjusted earnings(1) of $.19 per share in the fourth quarter versus adjusted earnings of $.24 per share reported in the fourth quarter 2002. Adjusted earnings in the fourth quarter 2002 exclude preopening expenses of $.03 per share, loss on assets held for sale of $.04 per share and loss on early retirement of debt of $.11 per share. There were no adjustments for the fourth quarter 2003. Per share amounts are reported on a diluted basis.

The principal reason for the decline in adjusted earnings per share in the fourth quarter 2003 versus the fourth quarter 2002 was increased gaming taxes in Illinois, Indiana, and Nevada. This decline was partially offset by an earnings contribution from Borgata of $.03 per share. Revenues for the fourth quarter were $308 million versus $306 million reported in the fourth quarter 2002. Total property EBITDA in the quarter was $79.3 million versus $72.2 million in the fourth quarter 2002. Included in this year’s results is the Company’s 50% share of Borgata’s EBITDA. The Company’s fourth quarter 2003 EBITDA, which includes corporate expense, was $75.1 million, up from $65.6 million in the comparable quarter in 2002. The results on a same-store basis, excluding Borgata, which was not open in 2002, can be found in the “Wholly-owned Properties” section later in this report. Net income in the fourth quarter was $12.3 million, or $.19 per share, versus $3.9 million, or $.06 per share, reported in the fourth quarter 2002.

In footnote (1), you will find a discussion of how and why the Company uses adjusted earnings, adjusted earnings per share and EBITDA (a non-GAAP measure of earnings as defined in footnote (1)), a performance measurement widely used in the gaming industry. As used in this release, EBITDA for a particular property is before corporate expense. Further in this release you will also find tables that reconcile certain non-GAAP measurements to GAAP financial information.

Borgata

The Company reported results for Borgata, the Company’s joint venture property in Atlantic City, which opened on July 3, 2003. As an unconsolidated joint venture, Borgata’s results appear in only two lines of the Company’s consolidated statements of operations; therefore, more detailed financial information is presented in tables later in this report. Borgata reported $176 million of gross revenue and $142 million of net revenue in the quarter. Gaming revenue in the quarter was $122 million, the second highest gaming win in the Atlantic City market, behind only the much larger Bally’s Park Place. Borgata’s EBITDA in the quarter was $33.9 million, for an EBITDA margin of 23.9%, an improvement of $3.4 million from third quarter EBITDA of $30.5 million with an EBITDA margin of 20.4%.

William S. Boyd, Chairman and Chief Executive Officer of Boyd Gaming, commented, “Many of the revenue trends experienced during Borgata’s opening quarter continued and even strengthened in the fourth quarter while our operating expenses have decreased as we fine-tune our operations. We continue to achieve significant market share premiums in table games, slots and poker. Our non-gaming revenue increased in the fourth quarter over the seasonally stronger third quarter as our percentage of non-gaming revenue to gross revenue grew from 26% in the third quarter to 30% in the fourth quarter. Our goal was to offer more than just gaming, and we are already achieving that goal in our opening months.”

Table game win was $48.6 million in the quarter, placing Borgata number one in the Atlantic City market in table games. The property reported table game win per unit per day of $4,350 in the fourth quarter. Bob Boughner, Borgata’s Chief Executive Officer, commented on these results, “Our table game results represented a 70% premium to fair share, which is computed by comparing the percentage of table game win in Atlantic City that we earned versus our percentage share of table games in the market. The 70% premium was a remarkable 43 percentage points above the number two property in the market. We are attracting players who did not visit Atlantic City before the opening of Borgata, achieving one of our goals to expand the Atlantic City gaming market.”

Slot win was $73.7 million in the fourth quarter, representing $222 win per unit per day. Bob Boughner continued, “Our slot results represent a 9% premium to fair share, one of five properties to have a fair share premium in the quarter. Reflecting aggressive promotional spending by competitors in this area, Borgata ranked fifth in slot win per unit per day in the fourth quarter. We believe that if the cost of coin-to-customer promotional give-aways were netted out of the slot win computation, our rank would be a few places higher.”

Hotel occupancy for the quarter was 90%. This compares to 80% occupancy in the third quarter. The average daily room rate for the fourth quarter was $126. Bob Boughner added, “We continue to improve how we utilize our hotel rooms. Weekend business continues to remain strong even after the summer season has ended. With our growing customer database and strong demand by the meeting and convention sector, good weekday business in the hotel is building nicely.”

Wholly-owned Properties

The Company’s nine wholly-owned operating units reported total property EBITDA in the fourth quarter of $62.4 million versus $72.2 million reported in the comparable quarter of 2002. After corporate expense, fourth quarter EBITDA for these units was $58.1 million as compared to $65.6 million reported in the fourth quarter 2002.

The principal cause of the EBITDA decline was higher gaming taxes in three states which affected EBITDA by $6.5 million in the fourth quarter. In Illinois, higher tax rates enacted in July 2003 impacted EBITDA by $3.4 million in the quarter, accounting for most of the quarterly EBITDA decline at Par-A-Dice. In Indiana, Blue Chip’s EBITDA in the quarter was reduced by $2.4 million due to higher gaming taxes enacted in 2002. In the Company’s Nevada operations, higher taxes enacted in 2003 reduced EBITDA by $0.7 million in the quarter.

Highlighting the performance at two operating units, Sam’s Town Las Vegas reported an increase in fourth quarter revenue of 5.7%. Sam’s Town reported EBITDA of $8.7 million, the property’s second highest quarterly EBITDA in nearly six years. In addition, the Company’s Downtown Las Vegas properties reported EBITDA of $11.7 million for the fourth quarter, the unit’s highest quarterly EBITDA of the year. The Downtown group’s fourth quarter EBITDA decline of 17.2% from the same period in the prior year resulted partly from increased operating costs in the Company’s Hawaiian air charter operations and partly from negative comparisons to the very strong record fourth quarter results of 2002.

Full Year Results of Operations

The Company reported revenue of $1.25 billion for the full year 2003, up from $1.23 billion in 2002. The increase was principally the result of a full period of dockside operations at Blue Chip, which commenced in August 2002, and a full period of slot operations at Delta Downs, where slot operations commenced in February 2002. Partially offsetting this revenue increase was a 5.1% decline in 2003 revenue at Par-A-Dice as compared to 2002 due mainly to increased competition from the property’s outer-markets.

The Company’s EBITDA (before a one-time Indiana retroactive gaming tax charge in the second quarter 2003 of $3.5 million) for the full year was $280 million, including its 50% share of

Borgata’s EBITDA, versus $274 million reported for 2002. On a same-store basis, EBITDA (before the retroactive tax) was $248 million in 2003 versus $274 million in 2002. One of the primary causes of the decline in EBITDA was the higher taxes enacted in Illinois, Indiana and Nevada, the combination of which accounted for approximately $24 million in increased expenses during 2003 as compared to 2002. Stardust’s EBITDA declined 37% during 2003 due mainly to an increase in marketing and promotional costs as a response to the competitive environment on the Las Vegas Strip. Increased air charter and jet fuel costs in the Company’s Hawaiian air charter operations were the primary causes for a decline in the Downtown properties’ 2003 EBITDA. Partially offsetting these EBITDA declines were a $7.3 million increase in Delta Downs’ EBITDA due to a full period of slot operations and higher operating margins and an 11.0% increase in EBITDA at Sam’s Town Las Vegas. The $34 million EBITDA for the year is the highest annual EBITDA ever for Sam’s Town Las Vegas.

Adjusted earnings for 2003 were $.83 per share as compared to $1.06 per share for 2002. Net income for 2003 was $40.9 million, or $.62 per share, versus $40.0 million, or $.61 per share, reported last year. Prior year net income includes a charge for the cumulative effect of a change in the accounting for goodwill, which amounted to $.12 per share.

Financial Statistics

The Company provided the following additional information for the fourth quarter ended December 31, 2003:

•	December 31 debt balance: $1.101 billion
•	Debt increase in quarter: $27.6 million
•	December 31 cash: $88.2 million
•	Dividends paid in the quarter: $4.9 million
•	Shares repurchased in fourth quarter: None
•	Capital spending in fourth quarter: $43 million, $33 million of which related to normal maintenance items and $10 million of which related to expansion work at Delta Downs and Blue Chip
•	Cash contributed in the fourth quarter to the joint venture that owns Borgata: $17 million

(1)	Adjusted Earnings are earnings before preopening expenses, and, where applicable, the one-time retroactive gaming tax charge in Indiana, the loss on early retirement of debt, the loss on assets held for sale, and the cumulative effect of a change in accounting for goodwill. Adjusted Earnings (and Adjusted EPS) are presented solely as a supplemental disclosure because management believes that it is a widely used measure of performance in the gaming industry and as this measure is considered by many to be a better measure on which to base expectations of future results than net income computed in accordance with generally accepted accounting principles (“GAAP”). Reconciliations of net income and net income per share, each based upon GAAP, to Adjusted Earnings and Adjusted EPS are included in the financial schedules accompanying this release. EBITDA is earnings before interest, taxes, depreciation, amortization, preopening expenses, and loss on asset disposals and assets held for sale. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Specifically, EBITDA is presented before preopening expenses as it represents a measure of performance of the Company’s existing operational activities. The Company uses property EBITDA (EBITDA before corporate expense) as the primary measure of the operating performance of its properties, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, income taxes and debt principal repayments which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.

The following tables report December quarterly and full year results. Downtown properties include the California Hotel and Casino, the Fremont Hotel and Casino, and Main Street Station.

($ in thousands, except footnotes)	Three Months Ended December 31,				Year Ended December 31,
	2003		2002		2003		2002
Net Revenues
Stardust	$35,330		$34,211		$136,417		$137,034
Sam’s Town Las Vegas	35,010		33,111		135,310		129,955
Eldorado & Jokers Wild	7,961		9,042		32,314		35,636
Downtown Properties (a)	59,813		61,062		232,402		234,383
Sam’s Town Tunica	25,342		24,638		107,770		104,672
Par-A-Dice	32,133		34,649		138,557		145,965
Treasure Chest	25,669		25,610		105,810		108,563
Blue Chip	53,068		53,837		224,469		211,943
Delta Downs	33,857		29,936		140,021		120,750

Net revenues	$308,183		$306,096		$1,253,070		$1,228,901

EBITDA
Stardust	$2,515		$3,785		$9,563		$15,076
Sam’s Town Las Vegas	8,746		8,084		34,415		31,007
Eldorado & Jokers Wild	1,292		1,582		5,207		6,735
Downtown Properties	11,673		14,104		40,511		46,695
Sam’s Town Tunica	382		228		8,212		11,834
Par-A-Dice	6,736		11,324		37,832		53,850
Treasure Chest	3,568		4,528		18,570		21,636
Blue Chip	21,307		23,326		83,278	(b)	92,227
Delta Downs	6,163		5,276		29,473		22,193	(c)

Total wholly-owned property EBITDA	62,382		72,237		267,061		301,253
Our share of Borgata’s EBITDA	16,955	(d)	—	(d)	32,211	(d)	—	(d)

Total property EBITDA	79,337		72,237		299,272		301,253
Corporate expense	(4,272)		(6,643)		(22,595)		(27,072)

Total EBITDA	75,065		65,594		276,677		274,181

Other Costs and Expenses
Depreciation	24,110		23,358		94,224		90,077
Our share of Borgata’s depreciation	7,586		—		13,985		—
Loss on assets held for sale	—		3,818		—		3,818
Our share of Borgata’s loss on asset disposal	75		—		75		—
Preopening expenses	—		42		—		7,315
Our share of Borgata’s preopening expenses	—		3,557		19,593		8,496
Interest expense, net	18,095		17,049		74,231		72,456
Our share of Borgata’s interest and other expenses, net	5,070		—		10,498		—
Our share of Borgata’s tax expense (benefit)	854		—		(1,744)		—
Loss on early retirement of debt, net	—		11,612		—		15,055

Total other costs and expenses	55,790		59,436		210,862		197,217

Income before provision for taxes and cumulative effect	19,275		6,158		65,815		76,964
Provision for taxes	6,939		2,278		24,882		28,740

Income before cumulative effect	12,336		3,880		40,933		48,224
Cumulative effect	—		—		—		(8,212)

Net income	$12,336		$3,880		$40,933		$40,012

(a)	Includes revenues related to Vacations Hawaii, the Company’s Honolulu travel agency, of $11.4 million and $12.2 million, respectively, for the three months ended December 31, 2003 and 2002 and $47 million and $48 million, respectively, for the years ended December 31, 2003 and 2002.

(b)	Includes a one-time charge for a retroactive gaming tax imposed by the State of Indiana of $3.5 million.

(c)	Before preopening expenses of $5.4 million.

(d)	Before our share of preopening expenses of $3.6 million for the three months ended December 31, 2002 and $19.6 million and $8.5 million, respectively, for the years ended December 31, 2003 and 2002.

BOYD GAMING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited) (In thousands, except per share data)	2003	2002	2003	2002
Revenues
Gaming	$262,862	$260,929	$1,073,736	$1,045,082
Food and beverage	41,628	39,845	165,899	159,144
Room	18,670	18,625	76,819	74,684
Other	19,812	19,761	78,075	78,538

Gross revenues	342,972	339,160	1,394,529	1,357,448
Less promotional allowances	34,789	33,064	141,459	128,547

Net revenues	308,183	306,096	1,253,070	1,228,901

Costs and expenses
Gaming	132,698	125,772	535,388	492,166
Food and beverage	24,982	24,107	96,096	95,770
Room	5,616	5,286	22,058	20,763
Other	19,677	18,861	81,706	78,430
Selling, general and administrative	49,466	46,291	194,180	185,133
Maintenance and utilities	13,362	13,542	56,581	55,386
Depreciation	24,110	23,358	94,224	90,077
Corporate expense	4,272	6,643	22,595	27,072
Preopening expenses	—	42	—	7,315
Loss on assets held for sale	—	3,818	—	3,818

Total	274,183	267,720	1,102,828	1,055,930

Earnings (loss) from Borgata	9,294	(3,557)	(1,442)	(8,496)

Operating income	43,294	34,819	148,800	164,475

Other income (expense)
Interest income	49	428	318	448
Interest expense, net of amounts capitalized	(18,144)	(17,477)	(74,549)	(72,904)
Loss on early retirement of debt, net	—	(11,612)	—	(15,055)
Other expense from Borgata, net	(5,924)	—	(8,754)	—

Total	(24,019)	(28,661)	(82,985)	(87,511)

Income before provision for income taxes and cumulative effect of a change in accounting principle	19,275	6,158	65,815	76,964
Provision for income taxes	6,939	2,278	24,882	28,740

Income before cumulative effect of a change in accounting principle	12,336	3,880	40,933	48,224
Cumulative effect of a change in accounting for goodwill	—	—	—	(8,212)

Net income	$12,336	$3,880	$40,933	$40,012

Basic Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.19	$0.06	$0.64	$0.75
Cumulative effect of a change in accounting for goodwill	—	—	—	(0.13)

Net income	$0.19	$0.06	$0.64	$0.62

Average Basic Shares Outstanding	64,726	64,752	64,293	64,053

Diluted Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.19	$0.06	$0.62	$0.73
Cumulative effect of a change in accounting for goodwill	—	—	—	(0.12)

Net income	$0.19	$0.06	$0.62	$0.61

Average Diluted Shares Outstanding	66,509	66,735	66,163	66,125

The following table reconciles net income and net income per share (each based upon generally accepted accounting principles, or “GAAP”) to adjusted net income and adjusted net income per share.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2003	2002	2003	2002
Net income	$12,336	$3,880	$40,933	$40,012
Adjustments:
One-time Indiana gaming tax charge	—	—	3,452	—
Loss on assets held for sale	—	3,818	—	3,818
Preopening expenses	—	42	—	7,315
Preopening expenses from Borgata	—	3,557	19,593	8,496
Loss on early retirement of debt	—	11,612	—	15,055
Cumulative effect of a change in accounting for goodwill	—	—	—	8,212
Income tax effect for above adjustments	—	(7,041)	(8,712)	(12,951)

Adjusted net income	$12,336	$15,868	$55,266	$69,957

Net income per diluted share	$0.19	$0.06	$0.62	$0.61
One-time Indiana gaming tax charge, net of tax	—	—	0.03	—
Loss on assets held for sale, net of tax	—	0.04	—	0.04
Total preopening expenses, net of tax	—	0.03	0.18	0.15
Loss on early retirement of debt, net of tax	—	0.11	—	0.14
Cumulative effect of a change in accounting for goodwill	—	—	—	0.12

Adjusted net income per diluted share	$0.19	$0.24	$0.83	$1.06

The following table reconciles operating income to EBITDA

	Three Months Ended December 31, 2003
(In thousands)	Operating Income (Loss)	Depreciation	Loss on Asset Disposal	Preopening Expenses	EBITDA
Stardust	$(1,119)	$3,634	$—	$—	$2,515
Sam's Town Las Vegas	4,444	4,302	—	—	8,746
Eldorado & Jokers Wild	859	433	—	—	1,292
Downtown Properties	7,851	3,822	—	—	11,673
Sam's Town Tunica	(3,024)	3,406	—	—	382
Par-A-Dice	5,366	1,370	—	—	6,736
Treasure Chest	1,814	1,754	—	—	3,568
Blue Chip	18,714	2,593	—	—	21,307
Delta Downs	4,306	1,857	—	—	6,163
Corporate	(5,211)	939	—	—	(4,272)

Totals for wholly-owned properties	34,000	24,110	—	—	58,110
Our share of Borgata results	9,294	7,586	75	—	16,955

Consolidated	$43,294	$31,696	$75	$—	$75,065

	Three Months Ended December 31, 2002
	Operating Income (Loss)	Depreciation	Loss on Assets Held for Sale	Preopening Expenses	EBITDA
Stardust	$319	$3,466	$—	$—	$3,785
Sam's Town Las Vegas	3,773	4,311	—	—	8,084
Eldorado & Jokers Wild	1,090	492	—	—	1,582
Downtown Properties	10,191	3,913	—	—	14,104
Sam's Town Tunica	(2,940)	3,168	—	—	228
Par-A-Dice	10,059	1,265	—	—	11,324
Treasure Chest	3,000	1,528	—	—	4,528
Blue Chip	20,936	2,390	—	—	23,326
Delta Downs	3,733	1,543	—	—	5,276
Corporate	(11,785)	1,282	3,818	42	(6,643)

Totals for wholly-owned properties	38,376	23,358	3,818	42	65,594
Our share of Borgata results	(3,557)	—	—	3,557	—

Consolidated	$34,819	$23,358	$3,818	$3,599	$65,594

	Year Ended December 31, 2003
	Operating Income (Loss)	Depreciation	Loss on Asset Disposal	Preopening Expenses	EBITDA
Stardust	$(4,470)	$14,033	$—	$—	$9,563
Sam's Town Las Vegas	17,251	17,164	—	—	34,415
Eldorado & Jokers Wild	3,416	1,791	—	—	5,207
Downtown Properties	25,178	15,333	—	—	40,511
Sam's Town Tunica	(5,097)	13,309	—	—	8,212
Par-A-Dice	32,532	5,300	—	—	37,832
Treasure Chest	12,048	6,522	—	—	18,570
Blue Chip	73,415	9,863	—	—	83,278
Delta Downs	22,717	6,756	—	—	29,473
Corporate	(26,748)	4,153	—	—	(22,595)

Totals for wholly-owned properties	150,242	94,224	—	—	244,466
Our share of Borgata results	(1,442)	13,985	75	19,593	32,211

Consolidated	$148,800	$108,209	$75	$19,593	$276,677

	Year Ended December 31, 2002
	Operating Income (Loss)	Depreciation	Loss on Assets Held for Sale	Preopening Expenses	EBITDA
Stardust	$1,048	$14,028	$—	$—	$15,076
Sam's Town Las Vegas	14,965	16,042	—	—	31,007
Eldorado & Jokers Wild	4,821	1,914	—	—	6,735
Downtown Properties	31,590	15,105	—	—	46,695
Sam's Town Tunica	(170)	12,004	—	—	11,834
Par-A-Dice	49,294	4,556	—	—	53,850
Treasure Chest	15,498	6,138	—	—	21,636
Blue Chip	81,974	10,253	—	—	92,227
Delta Downs	11,189	5,599	—	5,405	22,193
Corporate	(37,238)	4,438	3,818	1,910	(27,072)

Totals for wholly-owned properties	172,971	90,077	3,818	7,315	274,181
Our share of Borgata results	(8,496)	—	—	8,496	—

Consolidated	$164,475	$90,077	$3,818	$15,811	$274,181

The following table reports Borgata financial results.

	For the three months ended December 31, 2003		For the three months ended December 31, 2002
(In thousands)	100% of Borgata	Our Share of Borgata	100% of Borgata	Our Share of Borgata
Gaming revenues	$122,174		$—
Non-gaming revenues	53,429		—

Gross revenues	175,603		—
Less promotional allowances	33,783		—

Net revenues	141,820	$70,910	—	$—
Expenses	107,910	53,955	—	—
Depreciation expense	15,172	7,586	—	—
Preopening expenses	—	—	7,113	3,557
Loss on asset disposal	152	75	—	—

Operating income (loss)	18,586	9,294	(7,113)	(3,557)

Interest and other expenses, net	10,140	5,070	—	—
Provision for taxes	1,707	854	—	—

Subtotal	11,847	5,924	—	—

Net income (loss)	$6,739	$3,370	$(7,113)	$(3,557)

	For the year ended December 31, 2003		For the year ended December 31, 2002
	100% of Borgata	Our Share of Borgata	100% of Borgata	Our Share of Borgata
Gaming revenues	$258,270		$—
Non-gaming revenues	101,589		—

Gross revenues	359,859		—
Less promotional allowances	68,445		—

Net revenues	291,414	$145,707	—	$—
Expenses	226,992	113,496	—	—
Depreciation expense	27,969	13,985	—	—
Preopening expenses	39,186	19,593	16,991	8,496
Loss on asset disposal	152	75	—	—

Operating loss	(2,885)	(1,442)	(16,991)	(8,496)

Interest and other expenses, net	20,995	10,498	—	—
Benefit for taxes	(3,487)	(1,744)	—	—

Subtotal	17,508	8,754	—	—

Net loss	$(20,393)	$(10,196)	$(16,991)	$(8,496)

The following table reconciles operating income to EBITDA for Borgata.
	For the three months ended December 31, 2003		For the three months ended December 31, 2002
(In thousands)	100% of Borgata	Our Share of Borgata	100% of Borgata	Our Share of Borgata
Operating income (loss)	$18,586	$9,294	$(7,113)	$(3,557)
Depreciation	15,172	7,586	—	—
Loss on asset disposal	152	75	—	—
Preopening expenses	—	—	7,113	3,557

EBITDA	$33,910	$16,955	$—	$—

	For the year ended December 31, 2003		For the year ended December 31, 2002
	100% of Borgata	Our Share of Borgata	100% of Borgata	Our Share of Borgata
Operating loss	$(2,885)	$(1,442)	$(16,991)	$(8,496)
Depreciation	27,969	13,985	—	—
Loss on asset disposal	152	75
Preopening expenses	39,186	19,593	16,991	8,496

EBITDA	$64,422	$32,211	$—	$—

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s strategy, expenses, revenue, earnings and cash flow. In addition, forward-looking statements include statements regarding Borgata, including its continued strong performance, its achievement of market share premiums, percentage ranking for non-gaming and cash revenue, marketing programs, increased margins, increased customer growth and growth of Borgata’s customer database, the ability to improve quality of service and stimulate future demand. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, the Company can provide no assurances that its ability to achieve increased margins and market share premiums, grow revenues, stimulate future demand or meet other identified expectations for Borgata will be achieved or that Borgata’s current estimated rankings in the Atlantic City market will continue in future periods. Among the factors that could cause actual results to differ materially are the following: competition, increased costs (including marketing costs) and uncertainties relating to new developments and expansion (including enhancements to improve property performance), changes in laws and regulations, including increased taxes, the availability and price of energy, weather, regulation, economic, credit and capital market conditions and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed under the heading “Investment Considerations” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2002 on file with the Securities and Exchange Commission, and in its other periodic reports filed from time to time with the Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Boyd Gaming will host a webcast at 4:30 p.m. EDT on Wednesday, February 4, 2004 to review the fourth quarter results. The Webcast will be available on the Company’s website at www.boydgaming.com and at www.firstcallevents.com/service/ajwz397631017gf12.html

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 13 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming recently opened Borgata Hotel, Casino and Spa at Renaissance Pointe (AOL keyword: borgata or www.theborgata.com), a $1.1 billion entertainment destination hotel in Atlantic City, through a joint venture with MGM MIRAGE. The Company also is awaiting regulatory approval of its acquisition of Harrah’s Shreveport, which is expected in the second quarter 2004. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

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